Exhibit 4.6

FORM OF

PRIME REALTY INCOME TRUST, INC.

2009 EQUITY INCENTIVE PLAN

Article 1.	Establishment, Objectives, and Duration

1.1         Establishment of the Plan. Prime Realty Income Trust, Inc., a Maryland corporation, has established this Prime Realty Income Trust, Inc. 2009 Equity Incentive Plan (the “Plan”). Capitalized terms will have the meanings given to them in Article 2. The Plan permits the grants of nonqualified stock options, incentive stock options, restricted shares, restricted stock unit, share appreciation rights, dividend equivalent rights, and other equity-based awards.

1.2         Objectives of the Plan. The Plan’s purpose is to furnish Participants with the incentive to improve the Company’s operations and to increase the Company’s profits, encourage Participants to accept or continue employment with any Company Party, and increase the interest of the Company’s officers and independent directors in the Company’s welfare through their participation in the growth in the value of the Company’s shares.

1.3         Effective Date and Term of the Plan. The Plan will be effective _________, 2009. Subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 12, the Plan will terminate upon the date on which all shares of Stock available for issuance under the Plan have been issued or transferred according to the Plan’s provisions or, if earlier, the tenth anniversary of the Effective Date. Upon such Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Award Agreement evidencing such Award.

Article 2.	Definitions

The following capitalized terms will have the meanings indicated below for purposes of the Plan and any Award.

“Advisor” means The Prime Group, Inc. or any successor advisor that is appointed by the Company in accordance with that certain Advisory Agreement dated as of ______, 2009 by and between the Company, Prime Realty Income Operating Partnership, LP and the Prime Group, Inc. or any successor or replacement agreement thereto.

“Affiliate” means (a) for purposes of Incentive Stock Options, any corporation that is a parent or subsidiary of the Company (as defined in Code Section 424(e) and (f)), and (b) for all other purposes, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, any partner of such other Person if such Person is a partnership, and any member of such other Person if such Person is a limited liability company.

“Award” means a grant under, and pursuant to the terms of, the Plan of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Equity-Based Award.

“Award Agreement” means any written agreement, contract, or other instrument or document that evidences an Award granted to a Participant and that sets forth the terms and conditions of the Award.

“Award Date” means, with respect to an Award, the grant date specified by the Board or Committee in a resolution or other writing, duly adopted, and as set forth in the Award Agreement, provided that such Award Date will not be earlier than the date of such Board or Committee action.

“Board” means the Board of Directors of the Company.

“Cause” will have the meaning set forth in any employment, consulting, or other agreement between any of the Company Parties and the Participant. If there is no employment, consulting, or other agreement between any of the Company Parties and the Participant, or if such agreement does not define “Cause,” then “Cause” will mean: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of any of the Company Parties, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on any of the Company Parties, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of any of the Company Parties, (ii) act or acts of disloyalty, moral turpitude, or material misconduct that is injurious to the interest, property, value, operations, business or reputation of any of the Company Parties, or conviction of a crime that results in injury to any of the Company Parties; or (iii) repeated refusal (other than by reason of Disability) to carry out reasonable instructions from his or her superiors or the Board. A Participant’s service will be deemed to have terminated for Cause if, after the Participant’s service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the occurrence of any of the following events in which any one person, or more than one person acting as a group (as defined in Treas. Reg. §1.409A-3(i)(5)(v)(B)):

(a)

acquires ownership of the Company’s Stock that, together with the Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company; or

(b)

acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (which, for this purpose, means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time designate to administer the Plan.

“Company” means Prime Realty Income Trust, Inc., a Maryland corporation.

“Company Parties” means, collectively and without duplication, the Company and any of its Subsidiaries.

“Consultant” means a consultant or other independent service provider engaged by a Company Party to render services to such Company Party and who is not a Director or an Employee.

“Director” means an individual who is a member of the Board or the board of directors (or similar governing body) of any other Company Party.

“Disability” will have the meaning set forth in any employment, consulting, or other agreement between any of the Company Parties and the Participant. If there is no employment, consulting, or other agreement between any of the Company Parties and the Participant, or if such agreement does not define “Disability,” then “Disability” will mean: (i) the Participant’s inability to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) the Participant’s receipt of income replacement benefits for a period of not less than three months under an accident and health plan of any of the Company Parties that covers the Participant.

“Dividend Equivalent Right” means a right to receive on the payment date for any dividends on any share of Stock underlying an Award, cash compensation from the Company equal to the dividends that would have been paid on each such share of Stock (or the Fair Market Value of such dividends, if such dividends would not have been paid in cash), if such share of Stock had been issued and outstanding, fully vested and held by the Participant on the record date for payment of such dividends. Notwithstanding the foregoing, if such dividends would not have been paid in cash, the Dividend Equivalent Right with respect thereto will not be paid unless and until a certificate evidencing the share of Stock with respect to which it is paid is issued to the Participant. Dividend Equivalents Right may be provided, in the Committee’s discretion, in connection with any Award under the Plan.

“Effective Date” means __________, 2009.

“Employee” means a common law employee of any of the Company Parties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Exercise Price” means the price at which a Participant may purchase shares of Stock pursuant to an Option or Stock Appreciation Right.

“Fair Market Value” means, on any date: (a) if the Stock is readily tradeable on a national securities exchange or other market system, the closing sales price of the Stock on such date (or on the last preceding trading date if the Stock was not traded on such date), or (b) if the

Stock is not readily tradeable on a national securities exchange or other market system, the fair market value as determined in good faith by the Committee, by a reasonable application of a reasonable valuation method consistent with the Code, or Treasury Regulations thereunder, as the Committee in its discretion selects and applies as of such date.

“Incentive Stock Option” or “ISO” means an Option that is intended to qualify as an “incentive stock option” within the meaning of Code Section 422 and that is so designated in the applicable Award Agreement.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option, including an Option designated as an Incentive Stock Option but which, for any reason, fails to qualify as an Incentive Stock Option.

“Option” means an option, granted to a Participant pursuant to Article 6, to purchase a share of Stock and which may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Equity-Based Awards” means a right or other interest, granted to a Participant pursuant to Article 9, that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, including, but not limited to, unrestricted shares of Stock or Dividend Equivalent Rights.

“Participant” means any eligible Person who is selected by the Committee to receive an Award under the Plan.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Plan” means the Prime Realty Income Trust, Inc. 2009 Equity Incentive Plan, as set forth in this document and as amended from time to time.

“Restricted Stock” means shares of Stock, granted to a Participant pursuant to Article 7, that are subject to such restrictions as the Committee deems appropriate or desirable, including restrictions on transferability, risks of forfeiture, and certain other items and conditions under the Plan or specified by the Committee.

“Restricted Stock Unit” or “RSU” means a fixed or variable Stock denominated unit, granted to a Participant pursuant to Article 7, that is (a) subject to such restrictions as the Committee deems appropriate or desirable and (b) payable in Stock or in cash equal to the Fair Market Value of the Stock.

“Restriction Period” means a period of time during which an Award is subject to forfeiture and/or restrictions on transfer, commencing on the Award Date and ending on such date on which such Award is no longer restricted or subject to forfeiture.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Stock” means shares of the common stock of the Company, $0.01 par value per share.

“Stock Appreciation Right” or “SAR” means a right, granted to a Participant pursuant to Article 8, to receive upon exercise of the right an amount measured by the excess of the Fair Market Value of a share of Stock on the date of exercise over the Exercise Price.

“Subsidiary” means, with respect to any Person, (i) a corporation more than 50% of the combined voting power of the outstanding stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has the power to direct the policies, management and affairs thereof.

Article 3.	Administration

3.1         Plan Administration. Except as otherwise determined by the Board, the Plan will be administered by the Committee.

3.2         Authority of the Committee. Except as limited by law and subject to the provisions of the Plan, the Committee will have full power to: (i) select eligible Persons to participate in the Plan; (ii) grant Awards; (iii) determine the sizes and types of Awards; (iv) determine the terms and conditions of Awards in a manner consistent with the Plan; (v) construe and interpret the Plan and any Award Agreement or other instrument entered into under the Plan; (vi) establish, amend or waive rules and regulations for the Plan’s administration; and (vii) subject to the provisions of Article 12, amend the terms and conditions of any outstanding Award to the extent the terms are within the Board’s discretion under the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law, the Committee may delegate some or all of its authority under the Plan.

3.3         Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all Persons, including, without limitation, the Company, the Board, the Company’s stockholders, all Affiliates, Employees and Participants, and their estates and beneficiaries.

Article 4.	Shares Subject to the Plan and Maximum Awards

4.1         Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.3, the total number of common shares of Stock available for Awards and reserved for issuance under the Plan is equal to 5.0% of the Company’s outstanding shares of Stock on a fully diluted basis at any time, but in no event more than 2,000,000 shares of Stock. Shares of Stock subject to the Plan may be authorized but unissued shares, treasury shares or shares acquired through purchases in the open market, private transactions of otherwise. Notwithstanding anything in the Plan to the contrary, (i) in no event will more than 2,000,000 shares of Stock be issued pursuant to Incentive Stock Options under the Plan, and (ii) in no event will more than 2,400,000 shares of Stock be cumulatively available for Awards other than Options or Stock Appreciation Rights. Subject to adjustment as set forth in Section 4.3, the maximum number of shares of Stock with respect to which Awards may be granted in any calendar year to any single Participant under the Plan will be 500,000 shares.

4.2         Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any shares of Stock subject to such Award will again be available for an Award under the Plan.

4.3         Adjustments in Authorized Shares. If the shares of Stock, as currently constituted, are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a sale of the Company’s Stock or other equity pursuant to an effective registration statement under the Securities Act, filed with the Securities and Exchange Commission, or other capital infusion from any source) or if the number of shares of Stock is increased through the payment of a dividend or other distribution, then the Committee will substitute for or add to each share of Stock previously appropriated, later subject to, or which may become subject to, an Award, the number and kind of shares or other securities into which each outstanding share of Stock was changed, for which each such share was exchanged, or to which each such share is entitled, as the case may be. The Committee also will amend outstanding Awards as to price and other terms, to the extent necessary to reflect the events described above. If there is any other change in the number or kind of the outstanding shares into which the outstanding shares of Stock have been changed, or for which they have been exchanged, the Committee will adjust any Award already granted or that may be afterward granted.

Fractional shares resulting from any adjustments in Awards, or in the number of shares of Stock subject to an Award, pursuant to this Section 4.3 may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted, and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

Article 5.	Eligibility and Participation

5.1         Eligibility. The following Persons are eligible to receive Awards under this Plan: (i) Employees of any Company Party, (ii) Employees of any entity, other than the Advisor or any of its Affiliates, that provides services to any Company Party, (iii) Directors and members of the board of directors of any entity, other than the Advisor or any of its Affiliates, that provides services to any Company Party, and (iv) Consultants, other than the Advisor or any of its Affiliates. No Employee, Director, Consultant, or Participant will have the right to receive an Award under this Plan or, having received any Award, to receive a future Award.

5.2         Actual Participation. The Committee will determine, within the limits set forth below, those eligible Persons to whom it will grant Awards. Each eligible Person whom the Committee has selected to receive an Award will become a Participant in the Plan upon execution of an Award Agreement.

Article 6.	Options

6.1         Grant of Options. The Committee may grant, at any time and from time to time, Options to any eligible Person (as set forth in Section 5.1) in the number and upon the terms as the Committee determines and sets forth in the Award Agreement. Notwithstanding the above, the Committee may grant Incentive Stock Options only to Employees.

6.2         Terms and Conditions of Options. Each Option grant will be evidenced by an Award Agreement that specifies the duration of the Option, the type of Option, the Exercise Price, the number of shares of Stock to which the Option pertains, the manner, time and rate of exercise and/or vesting of the Option, and such other terms and conditions not inconsistent with Plan as the Committee determines and sets forth in the Award Agreement. Options granted under the Plan will be subject to the following terms and conditions:

(a)

Exercise Price. The Exercise Price of each Option will be such price as the Committee determines in its discretion, except that the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock as determined on the Award Date.

(b)

Vesting and Exercise of Option. Options will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement. The Committee, in any Award Agreement, may provide that a Participant may exercise Options before the Options become vested; provided that upon the Participant’s termination of service with the Company Parties, the Participant will forfeit any shares of Stock attributable to the exercise of any Options that were not vested at the time of such termination of service. Restrictions and conditions on the exercise of an Option need not be the same for each Award or for each Participant.

(c)

Payment Upon Exercise of Option. The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company (or its delegate) setting forth the number of shares of Stock as to which the Option is to be exercised, together with full payment of the Exercise Price of such exercised Option and any withholding tax relating to the exercise of the Option. The Exercise Price and any related withholding taxes will be payable to the Company in full either: (i) in United States dollars, in cash or by personal check payable to the order of the Company; (ii) with shares of Stock owned by the Participant with a Fair Market Value equal to the Exercise Price and related withholding tax, being duly endorsed for transfer to the Company free and clear of any encumbrance; (iii) by surrendering to the Company vested Options with an aggregate value equal to the Exercise Price and any related withholding tax (the aggregate value of any surrendered Options being the spread between the aggregate Exercise Price of the surrendered Options and the aggregate Fair Market Value of the shares of Stock underlying the surrendered Options); or (iv) any combination of (i) through (iii) above or by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law.

(d)

Duration of Option. Each Option will expire at the time determined by the Committee at the time of grant and specified in the Award Agreement, but no later than the tenth anniversary of the Award Date.

(e)

Termination of Service. Each Award Agreement for an Option will set forth the extent to which the Participant has the right to exercise the Option after his or her termination of service with the Company Parties. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Options, and may reflect, among other things, distinctions based on the reasons for termination of service.

(f)

Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may require, in its discretion, a Participant’s guardian or legal representative to supply it with such evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(g)

Other Restrictions. In addition, the Committee may impose such restrictions on any shares of Stock acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the shares of Stock are then listed and/or traded, and under any blue sky or state securities laws applicable to the shares of Stock.

6.3         Special Provisions Applicable to ISOs. Notwithstanding any other provision of this Article 6, the following special provisions will apply to Incentive Stock Options:

(a)

$100,000 Limit. The Committee will not award Incentive Stock Options under this Plan if it would cause the aggregate Fair Market Value of Stock (as of the Award Date of the Incentive Stock Options) with respect to which Incentive Stock Options are exercisable by the Participant for the first time during a calendar year (under all plans of the Company and its Affiliates) to exceed $100,000. If a Participant is granted Options in excess of this $100,000 limitation, or if such Options otherwise become exercisable with respect to a number of shares of Stock that would exceed the $100,000 limitation, such Options will be Non-Qualified Stock Options.

(b)

Ten Percent Owners. If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner, then (A) the Exercise Price for each share of Stock subject to the Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Stock on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award

Agreement or (ii) the fifth anniversary of the Award Date. For purposes of the Plan, “Ten Percent Owner” means an Employee who, at the time an Option is granted under this Plan, owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

(c)

Stockholder Approval. No Option that is intended to be an Incentive Stock Option may be granted under the Plan until the Company’s stockholders approve the Plan. If such stockholder approval is not obtained within twelve (12) months after the Board’s adoption of the Plan, then no Options that are intended to be Incentive Stock Options may be granted under the Plan.

(d)

Termination of Service. An Incentive Stock Option must be exercised, if at all, within three (3) months after the Participant’s termination of service with the Company Parties for a reason other than death or Disability, and within twelve (12) months after the Participant’s termination of service for death or Disability.

Article 7.	Restricted Stock and Restricted Stock Units

7.1         Grant of Restricted Stock or RSUs. The Committee may grant, at any time and from time to time, Restricted Stock and/or Restricted Stock Units to eligible Persons (as set forth in Section 5.1) in such amounts and upon the terms as the Committee determines and sets forth in the Award Agreement. Restricted Stock and RSUs will be subject to a Restriction Period.

7.2         Award Agreement. Each Restricted Stock or RSU grant will be evidenced by an Award Agreement that specifies the applicable Restriction Period, the number shares of Restricted Stock or Restricted Stock Units granted, the purchase price, if any, and such other terms and conditions not inconsistent with Plan as the Committee determines and sets forth in the Award Agreement.

7.3         Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, no Restricted Stock or RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the end of the applicable Restriction Period or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. Further, except as otherwise provided in a Participant’s Award Agreement, all rights with respect to Restricted Stock or RSU will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may require, in its discretion, a Participant’s guardian or legal representative to supply it with such evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

7.4         Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Restricted Stock or RSU as it deems advisable and sets forth in the applicable Award Agreement including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting and/or restrictions under applicable federal or state securities laws. The

Committee may provide that restrictions applicable to Restricted Stock or RSUs will lapse all at once or in installments. The Company may retain the certificates representing shares of Restricted Stock in its possession until the Restriction Period lapses and all other conditions and/or restrictions applicable to such Award have been satisfied.

7.5         Payment of Awards. At the expiration of the applicable Restriction Period, shares of Stock subject to each Restricted Stock grant will become transferable by the Participant. Each RSU will be paid to a Participant as soon as administratively feasible following the expiration of the applicable Restriction Period or on the date provided in the Award Agreement.

7.6         Voting Rights. The applicable Award Agreement may specify that Participants holding shares of Restricted Stock may exercise any voting rights that apply to those shares during the Restriction Period.

7.7         Distributions. The applicable Award Agreement may specify that Participants awarded shares of Restricted Stock will be paid or credited with any regular dividends or other distributions paid on those shares, or that Participants awarded Restricted Stock Units will be paid or credited with Dividend Equivalent Rights paid on those units, during the Restriction Period. The Committee may establish such terms and apply any restrictions it deems appropriate or necessary with respect to the crediting and payment of dividends and Dividend Equivalent Rights, including the timing, form of payment, and payment contingencies, provided that in no event will any cash dividends or distributions be paid later than two and one-half months following the end of the calendar year in which the underlying shares of Stock or Dividend Equivalent Rights become nonforfeitable.

7.8         Termination of Service. Each Award Agreement for Restricted Stock or RSUs will set forth the extent to which the Participant has the right to retain Restricted Stock or RSUs after his or her termination of service with the Company Parties. These terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards of Restricted Stock or RSUs, and may reflect, among other things, distinctions based on the reasons for termination of service.

Article 8	Stock Appreciation Rights

8.1         Grant of SARs. The Committee may grant, at any time and from time to time, SARs to any eligible Persons (as set forth in Section 5.1) in such amounts and upon the terms as the Committee determines and sets forth in the Award Agreement.

8.2         Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the duration of the SAR, the Exercise Price, the number shares of Stock subject to the SAR grant, the manner, time and rate of exercise and/or vesting of the SAR, and such other terms and conditions not inconsistent with the Plan as the Committee determines and sets forth in the Award Agreement.

8.3         Exercise Price. The Exercise Price of each SAR will be such price as the Committee determines in its discretion, except that the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock as determined on the Award Date.

8.4         Vesting and Exercise of SARs. SARs will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement. Restrictions and conditions on the exercise of an SARs need not be the same for each Award or for each Participant.

8.6         Payment. The holder of an SAR may exercise the SAR only by delivering a written notice of exercise to the Company (or its delegate) setting forth the number of SARs to be exercised, together with full payment of the Exercise Price of such exercised SARs and any withholding tax relating to the exercise of the SARs. The Exercise Price and any related withholding taxes will be payable to the Company in full either: (i) in United States dollars, in cash or by personal check payable to the order of the Company; (ii) with shares of Stock owned by the Participant with a Fair Market Value equal to the Exercise Price and related withholding tax, being duly endorsed for transfer to the Company free and clear of any encumbrance; (iii) by surrendering to the Company vested SARs with an aggregate value equal to the Exercise Price and related withholding tax (the aggregate value of any surrendered SARs being the spread between the aggregate Exercise Price of the surrendered SARs and the aggregate Fair Market Value of the shares of Stock underlying the surrendered SARs); or (iv) any combination of (i) through (iii) above or by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law.

8.7         Duration. Each SAR will expire at the time determined by the Committee at the time of grant and specified in the Award Agreement, but no later than the tenth anniversary of the Award Date.

8.8         Termination of Service. Each Award Agreement for an SAR will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of service with the Company Parties. These terms will be determined by the Committee in its sole discretion, need not be uniform among all SARs, and may reflect, among other things, distinctions based on the reasons for termination of service.

8.9         Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may require, in its discretion, a Participant’s guardian or legal representative to supply it with such evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

Article 9	Other Equity-Based Awards

9.1         Grant of Other-Equity Based Awards. The Committee may grant, at any time and from time to time, Other-Equity Based Awards to eligible Persons (as set forth in Section 5.1).

9.2         Award Agreement. Each Other-Equity Based Award grant will be evidenced by an Award Agreement that specifies the number shares of Stock granted and such other terms and conditions not inconsistent with the Plan as the Committee determines and sets forth in the Award Agreement.

Article 10	Change in Control

The Committee will have the right, in its sole discretion, to take the following actions that the following provisions will apply in the event of a Change in Control:

(a)       Each outstanding Option and SAR will immediately become vested and exercisable in full;

(b)	The restrictions on any Restricted Stock or RSU will lapse; and

(c)	Each other Award will become fully vested;

provided that; full vesting of all outstanding Awards will be immediate unless the Company is the surviving entity and the Committee, in its discretion, determines that any adjustments necessary to preserve the value of the Participant’s outstanding Awards have been made, or the Company’s successor at the time of the Change in Control irrevocably assumes the Company’s obligations under this Plan or replaces each Participant’s outstanding Award with an award of equal or greater value and having terms and conditions no less favorable to the Participant then those applicable to the Participant’s Award immediately prior to the Change in Control. In addition, the Committee will have the discretion to provide for the termination of all outstanding Awards as of the effective date of the Change in Control in exchange for a payment equal to the value of such Award, as such value is determined by the Committee in its sole discretion.

Article 11	Breach of Restrictive Covenants

An Award Agreement may provide that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches any non-competition, non-solicitation or other restrictive covenants of the Award Agreement, whether during or after termination of service with the Company Parties, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will:

(a)       forfeit and/or repay to the Company any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable; and

(b)       forfeit the profit the Participant has realized on the exercise of any Options or SARs, which is the difference between the Exercise Price and the Fair Market Value of the Stock (determined as of the date of exercise) under any Option or SAR the Participant exercised after terminating service and within the six month period immediately preceding the Participant’s termination of service.

Article 12.	Amendment, Modification and Termination

The Board or Committee may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part. Subject to the terms and conditions of the Plan, the Board or Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). The Board or Committee will not, however, modify any outstanding Option to specify a lower Exercise Price. Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan; provided that, the Committee will have the right at any time, without a Participant’s consent, to modify the Award in any manner the Committee determines to be necessary and advisable to comply with any law, regulation or other legal requirement.

Awards will comply with requirements of Code Section 162(m) if the Committee determines that such compliance is desired with respect to an Award. In addition, if changes are made to Code Section 162(m) to permit greater flexibility as to any Award available under the Plan, the Committee may, subject to this Article 12, make any adjustments it deems appropriate.

Article 13.	Rights of Participants

Nothing in the Plan will interfere with or limit in any way the right of any of the Company Parties to terminate any Participant’s service at any time, or confer upon any Participant any right to continue in the service of any of the Company Parties. A Participant will have no rights as a shareholder with respect shares of Stock covered by an Award until the date the Participant or his or her nominee, guardian or legal representative is the holder of record of the shares of Stock.

Article 14.	Withholding

The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (in cash or shares of Stock) sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.

Article 15.	Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, purchase of the Company’s Stock, or a merger, consolidation, or otherwise.

Article 16.	Legal Construction

16.1         Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

16.2         Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

16.3         Requirements of Law. The granting of Awards and the issuance of Stock and/or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

16.4         Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Board or the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

16.5         Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of shares of Stock not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

16.6         Non-U.S. Based Person. Notwithstanding any other provision of the Plan to the contrary, the Committee may make Awards to Persons who are not citizens or residents of the United States on such terms and conditions different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.

16.7         Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of Maryland, without giving effect to its conflict of laws principles. Any action or proceeding arising out of or in connection with this Plan or any Agreement will be brought only in the Federal Courts located in Baltimore, Maryland, and the Participant will consent to submit to the exclusive jurisdiction of the such court for purposes of any action or proceeding arising out of or in connection with this Plan or any Award Agreement.

Article 17.	Code Section 409A

The Plan and all Awards granted under the Plan are intended to be exempt from or comply with Code Section 409A and the guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to Code Section 409A requirements, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Any reference herein to Code Section 409A or to Section 1.409A of the Treasury Regulations shall be interpreted to refer to any successor section of the Code, the Treasury Regulations or other guidance issued by the U.S. Internal Revenue Service, as appropriate.